Exhibit 99.1

FOR IMMEDIATE RELEASE

Alimera Sciences Initiates Landmark NEW DAY Clinical Trial to Evaluate ILUVIEN® as Baseline Therapy for Diabetic Macular Edema

A randomized, controlled, multi-center study designed to demonstrate better disease control, reduced retinal damage and a reduction in treatment frequency compared to current standard of care

Company to host Conference Call on July 15, 2020 to discuss study protocol and implications

ATLANTA, July 9, 2020 -- Alimera Sciences, Inc. (Nasdaq: ALIM) (Alimera), a global pharmaceutical company that specializes in the commercialization and development of prescription ophthalmic pharmaceuticals for the treatment of retinal diseases, today announced the initiation of the company’s NEW DAY clinical trial, a randomized, controlled,  multi-center study designed to generate prospective data for ILUVIEN® (fluocinolone acetonide intravitreal implant) 0.19 mg as a baseline therapy in patients diagnosed with diabetic macular edema (DME).  The company will host a conference call on July 15th at 4:30 p.m. Eastern Time to discuss the trial in detail.

“Although the usage of ILUVIEN has grown over the last few years, we believe that it continues to be underutilized in the treatment of diabetic macular edema. Our prior clinical data sets demonstrate the ability of ILUVIEN to control the underlying disease process and reduce the recurrence of edema for up to three years, rather than treating recurrent chronic edema with short term therapies,” said Rick Eiswirth, Alimera’s President and Chief Executive Officer. “With this NEW DAY Study we intend to demonstrate the efficacy of ILUVIEN as baseline therapy in patients with early DME by comparing ILUVIEN to the current standard of care, anti-VEGF therapy.  We are conducting this large prospective study because we are committed to protecting the retina to preserve vision and improve the care of patients diagnosed with DME.”

About the NEW DAY Study

The NEW DAY Study is a multicenter, single masked, randomized and controlled trial designed to generate prospective data evaluating ILUVIEN as a baseline therapy in the treatment of DME and demonstrate its advantages over using the current standard of care of repeat anti-VEGF injections.  The NEW DAY Study is planned to enroll 320 treatment-naïve, or almost naïve, DME patients in approximately 42 sites around the U.S.

Patients who meet the entry criteria will be randomized to receive either an ILUVIEN intravitreal implant or five injections of intravitreal aflibercept 2 mg at four-week intervals for the first 16 weeks as a loading dose. After the initial 16-week period,both arms will be evaluated every 4 weeks and receive supplemental intravitreal injections of aflibercept 2 mg only as needed. Criteria for supplemental treatment is set by protocol and will be identical in both treatment arms. The planned treatment period in the study is 18 months. Once the treatment period is concluded, patients will be given the option to participate in an open label extension study for up to 42 months.

“Our real-world data indicate that the benefits of ILUVIEN are maximized when used early in DME to control the underlying disease process and prevent the accumulation of retinal injury. NEW DAY is designed to generate data in a well-controlled trial to demonstrate the benefits of ILUVIEN when compared to the current leading therapy for DME,” said Samer Kaba M.D., Alimera’s Chief Medical Officer.  “We believe ILUVIEN’s mechanism of action and delivery method make it an ideal baseline therapy by continuously delivering a low dose steroid to control the underlying neuroinflammation and reduce the fluctuation of edema.”

The primary outcome measure for NEW DAY is the mean number of supplemental aflibercept injections needed during the trial between treatment groups. Key secondary endpoints include mean best corrected visual acuity (BCVA) score over time up to 18 months, time to first supplemental treatment, retinal thickness amplitude on optical coherence tomography (OCT),  and diabetic retinopathy scores. In addition, the study will collect patient-reported outcome measures to evaluate the effect on patients’ quality of life and level of functioning. Exploratory endpoints will include neuronal functional measures and OCT imaging measures of retinal nerve layer thickness.

Alimera expects to incur approximately $13.5 million over the next three to four years associated with the NEW DAY Study and to fund these costs with existing resources, cash flow from operations and the redeployment of other clinical spending. As of June 30, 2020, Alimera had approximately $13.5 million in cash and cash equivalents.

Full study details will be made available on the Alimera’s scheduled conference call and at www.clinicaltrials.gov.

Conference Call Dial In and Webcast Details

Management will host a conference call at 4:30 p.m. ET on July 15, 2020 that will include remarks by Rick Eiswirth, President and Chief Executive Officer, and Samer Kaba  M.D.,  Chief Medical Officer.  A slide presentation will accompany the call and can be accessed either via the webcast link below, or downloaded from the company’s investor relations website at https://investors.alimerasciences.com/ under “Upcoming Events.”  Please refer to the information below for conference call dial-in information and webcast registration.

Participants are asked to pre-register for the call through the following link: http://dpregister.com/10145775.  Please note that registered participants will receive their dial in number upon registration and will dial directly into the call without delay. Those without internet access or who are unable to pre-register may dial in by calling: 1-866-777-

2509 (domestic) or 1-412-317-5413 (international). All callers should dial in approximately 10 minutes prior to the scheduled start time and ask to be joined into the Alimera Sciences New Day Study Initiation Conference Call.

The conference call will also be available through a live webcast with an accompanying presentation which can be accessed through the following link: https://services.choruscall.com/links/alimera200715.html

A webcast replay of the call will be available approximately one hour after the end of the call through October 15, 2020. The replay can be accessed through the above links or via Alimera’s website, www.alimerasciences.com, under “Investor Relations.” A telephonic replay of the call will be available through July 29, 2020 and may be accessed through the following dial in numbers: US Toll Free: 1-877-344-7529,  International Toll: 1-412-317-0088,  Canada Toll Free: 855-669-9658 using the replay access code: 10145775.

About ILUVIEN

ILUVIEN (fluocinolone acetonide intravitreal implant) 0.19 mg is a sustained release intravitreal implant, injected into the back of the eye. With its CONTINUOUS MICRODOSINGTM technology, ILUVIEN is designed to release submicrogram levels of fluocinolone acetonide, a corticosteroid, for up to 36 months, to reduce the recurrence of disease, enabling patients to maintain vision longer with fewer injections. ILUVIEN is approved in the U.S., Canada, Kuwait, Lebanon and the U.A.E. to treat diabetic macular edema (DME) in patients who have been previously treated with a course of corticosteroids and did not have a clinically significant rise in intraocular pressure.  In 17 European countries, ILUVIEN is indicated for the treatment of vision impairment associated with chronic DME considered insufficiently responsive to available therapies and for prevention of relapse in recurrent non-infectious uveitis affecting the posterior segment of the eye. ILUVIEN is not approved for treatment of uveitis in the United States.

About Alimera Sciences, Inc.
Alimera Sciences is a pharmaceutical company that specializes in the commercialization and development of prescription ophthalmic pharmaceuticals. Alimera is presently focused on diseases affecting the back of the eye, or retina, because these diseases are not well treated with current therapies and affect millions of people in our aging populations. For more information, please visit www.alimerasciences.com.

Forward Looking Statements
This press release contains, and the remarks by Alimera’s officers on the conference call may contain, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, (a) Alimera’s intention to demonstrate the efficacy of ILUVIEN as baseline therapy in patients with early DME; (b) its enrollment plans regarding the NEW DAY Study; (c) the planned length of the NEW DAY Study; (d) the design of the NEW DAY Study to generate data that will demonstrate the benefits of ILUVIEN when compared to the current leading therapy for DME; (e) Alimera’s belief that ILUVIEN’s mechanism of action and delivery method make it an ideal baseline therapy; and (f) Alimera’s expectations regarding (i) the total amount it will incur over the next three to four years associated with the NEW DAY Study and (ii) how it will fund these costs.

Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change these expectations, and could cause actual results to differ materially from those projected in these forward-looking statements. Meaningful factors that could cause actual results to differ include but are not limited to, the NEW DAY Study may fail to demonstrate the efficacy of ILUVIEN as a baseline DME therapy; Alimera’s estimate of the total cost of the NEW DAY Study may be lower than its actual costs; unfavorable, unexpected financial results and an unanticipated lack of adequate capital resources may prevent Alimera from funding the NEW DAY Study adequately; Alimera may be unable to recruit sufficient clinical sites and patients to participate in the NEW DAY Study; the NEW DAY Study may not meet favorable end points or otherwise establish ILUVIEN as a preferred baseline treatment, as well as the other factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of (i) Alimera’s Annual Report on Form 10-K for the year ended December 31, 2019 and (ii) Alimera’s Quarterly Report on Form 10-Q for the three months ended March 31, 2020, both of which are on file with the Securities and Exchange Commission (SEC) and available on the SEC’s website at http://www.sec.gov. as well as Alimera’s website under Investor Relations.

The forward-looking statements in this press release speak only as of the date of this press release (unless another date is indicated). Alimera undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

scottg@coreir.com julesa@coreir.com
For investor inquiries: For media inquiries: Scott Gordon Jules Abraham for Alimera Sciences for Alimera Sciences scottg@coreir.com julesa@coreir.com # # #